EXHIBIT 99.1

FOR IMMEDIATE RELEASE
February 15, 2012

Media Contact DCO Energy: Matt Eventoff
609-837-8000

Media Contact SJI: Joanne Brigandi
609-561-9000 x4240

SJI IR Contact: Stephen Clark
609-561-9000 x4260

Energenic, LLC to Acquire The Energy Network, LLC

Leading US Provider of District Energy and Renewable Energy Solutions to Acquire The Energy Network, Owner of the Hartford Steam Company

Mays Landing, NJ – Energenic-US, LLC  and Iberdrola USA, Inc. announced an agreement today under which Energenic will acquire The Energy Network, LLC, the holding company for TEN Companies, Hartford Steam Company and CNE Power I, LLC.  Energenic is a joint business venture between long-term business partners Marina Energy LLC, a subsidiary of South Jersey Industries (NYSE: SJI), and DCO Energy LLC.

The Hartford Steam Company has heated and cooled some of Hartford’s most prominent addresses – from the State Supreme Court to Traveler’s Tower to Hartford Hospital – since 1962. Hartford Steam now has two district energy systems that serve more than 60 buildings in the downtown and South End areas of Hartford.

“The Energy Network and Hartford Steam Company are well maintained high quality assets. This acquisition was very attractive to Energenic as it produces long-term, annuity like income and cash streams derived from a broad portfolio of customers. Not only does this represent an attractive business opportunity today, but it allows us to use these businesses as a springboard for future growth and expansion of our energy project business into the New England energy markets. We look forward to continuing HSC’s outstanding legacy of service and reliability and of remaining a positive force for our employees, customers and the greater Hartford community,” said Frank E. DiCola, Energenic’s Chief Executive Officer.

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Energenic Add 1

The transaction is subject to customary closing conditions and approvals, including certain regulatory approvals.

About Energenic
Energenic is a joint business venture between long-term business partners Marina Energy LLC, a subsidiary of South Jersey Industries (NYSE: SJI), and DCO Energy LLC. Energenic specializes in the comprehensive design, development, construction and operation of large-scale energy projects and has offices in Nevada and New Jersey. For more information, visit http://www.energenic-us.com, http://www.sjindustries.com and http://www.dcoenergy.com.

About The Energy Network
The Energy Network in turn is the beneficial owner of all of the stock in the TEN Companies, Inc., a Connecticut corporation and CNE Power I, LLC, a Connecticut limited liability company. TEN Companies owns of all of the shares of the Hartford Steam Company, which is a district heating, cooling and combined heat and power system that sells steam, chilled water, hot water and electricity to customers in Hartford, CT.  CNE is a single purpose entity that leases a cogeneration plant to HSC.

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